Exhibit 10.01
SILICON IMAGE, INC.
Employee BONUS PLAN FOR FISCAL YEAR 2007
1. Purpose
     The purpose of this Bonus Plan (this “Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to meet and exceed the Company’s annual financial goals.
2. Eligibility
     Executives and Non-Executives of the Company selected by the Committee (the “Participants” and each a “Participant”) shall be eligible to participate in this Plan; provided however, that neither Executives and Non-Executives who are entitled to participate in any Company Business Development- or Sales-incentive plan nor employees who begin their employment with the Company on or after October 1, 2007 are eligible to participate in this Plan. Participation in this Plan is on a fiscal year basis and at the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).
3. Administration
     a. This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.
     b. Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate Participants, the amount of each bonus under this Plan (“Bonus”), the date when any performance goals are measured, and the date when Bonus (if any) will be paid.
     c. The Committee shall have all discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.
     d. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by all of the members of the Committee shall constitute the act of the Committee.
     e. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to this Plan, unless such action is determined by final adjudication to be criminal misconduct, willful misconduct or demonstrates bad faith by the member. In such event, the member shall be liable for future expenses, including legal fees, including fines and penalties, resulting from the final adjudication.

[1]	“Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.

[2]	“Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

4. Bonus Pool Establishment and Allocation
     Subject to the terms and conditions of this Plan, the Company will establish a cash bonus pool if:
•	Actual revenue[3] for the fiscal year ending December 31, 2007 (“Actual Revenue”) equals or exceeds 100% of the planned revenue for the fiscal year (“Plan Revenue”) established in the Annual Operating Plan approved by the Board of Directors (“Annual Operating Plan”); and

•	Pro forma earnings before interest, tax, depreciation and amortization, excluding stock compensation expense[4] (“Pro forma EBITDA”) equals or exceeds 100% of the planned earnings before interest, tax, depreciation and amortization, excluding stock compensation expense, for the fiscal year (“Plan EBITDA”) established in the Annual Operating Plan. The determination as to whether Pro forma EBITDA equals or exceeds Plan EBITDA shall be made after taking into account the compensation expense associated with the establishment of the cash bonus pool.
     4.1 Executive Participants’ Bonus Pool
     The amount of the cash bonus pool for Executive Participants will be equal to a function of the extent to which (a) Actual Revenue equals or exceeds 100% of Plan Revenue, and (b) Pro forma EBITDA equals or exceeds 100% of Plan EBITDA.
For Executives

Percent Achievement of	Percent Achievement of	Representative Pool	Representative Pool
Annual Revenue or	Annual Year-to-Date	Attributable to	Attributable to
EBITDA	Target Funding Level	Revenue Attainment	EBITDA
100%	100.0%	$850,000	$850,000
115%	200.0%	$1,700,000	$1,700,00
125%	300.0%	$2,550,000	$2,550,000

Notes:	(1) Dollars are representative based on estimated headcount and payroll. Actual figures may vary.

(2) Actual amounts between the breakpoints shown above will be calculated on straight line basis between the breakpoints.

(3) For upside payments, growth must be deemed to be “organic” rather than “acquired”, except as included in the Company’s Annual Operating Plan. The Annual Operating Plan included the January 2007 acquisition of sci-worx.

(4) Funding targets for 2007 include accrual for bonus pool at 100% achievement. Any upside bonus pool funding must “self fund,” i.e., determination of Pro forma EBITDA will be after bonus accrual at target plus any bonus upside.
     The amounts of Bonuses, if any, allocable to individual Executive Participants will be determined by the Committee in its sole discretion and may be less than, equal to or greater than target bonus levels.

[3]	Represents the Company’s total product, development, licensing and royalty revenues for fiscal year 2007 as reported in the Company’s financial statements.

[4]	Represents the Company’s total earnings before interest, tax, depreciation, and amortization, and, excludes stock compensation expense as accounted for under SFAS No. 123R.

     4.2 Non-Executive Participants’ Bonus Pool
     The amount of the cash bonus pool for Non-Executive Participants will be equal to a function of the extent to which (a) Actual Revenue equals or exceeds 100% of Plan Revenue, and (b) Pro forma EBITDA equals or exceeds 100% of Plan EBITDA.
For Non-Executives

			Representative Pool
Percent Achievement	Percent Achievement	Representative Pool	Attributable to
of Annual Revenue or	of Annual Year-to-Date	Attributable to	Attainment of
EBITDA	Target Funding Level	Revenue Attainment	EBITDA
100%	100.0%	$4,000,000	$4,000,000
115%	200.0%	$8,000,000	$8,000,000

Notes:	(1) Dollars are representative based on estimated headcount and payroll. Actual figures may vary.

(2) Actual amounts between the breakpoints shown above will be calculated on straight line basis between the breakpoints.

(3) For upside payments, growth must be deemed to be “organic” rather than “acquired”, except as included in the Company’s Annual Operating Plan. The Annual Operating Plan included the January 2007 acquisition of sci-worx.

(4) Funding targets for 2007 include accrual for bonus pool at 100% achievement. Any upside bonus pool funding must “self fund,” i.e., determination of Pro forma EBITDA will be after bonus accrual at target plus any bonus upside.
     The amounts of Bonuses, if any, allocable to individual Non-Executive Participants will be determined by Company management and submitted to the Committee for approval and may be less than, equal to or greater than target bonus levels.
5. Payment
     Bonuses under this Plan will be distributed, if any, as soon as reasonably practicable following (i) public disclosure of the Company’s financial results for the fiscal year ended December 31, 2007, (ii) calculation of Actual Revenue and Pro forma EBITDA, and (iii) any determination of the amounts of the bonus pool applicable to Executive Participants and Non-Executive Participants. Participants must be employed by the Company as employees at the time of computation and distribution in order to be eligible to receive payment of Bonuses, if any, unless otherwise determined by the Compensation Committee. Participants employed by the Company prior to January 1, 2007 shall be eligible to receive payment of a full Bonus. Participants who began their employment with the Company after January 1, 2007 but prior to October 1, 2007 shall be eligible to receive payment of a pro-rated Bonus (based on the full days of such Participant’s employment). Participants who begin their employment on or after October 1, 2007 shall not be eligible to receive payment of a Bonus. In addition, participants must complete all mandatory training(s) within the time noted in the notice to employees to be eligible to receive payment of a Bonus. The Committee may impose additional eligibility requirements on payment of any Bonuses in its sole discretion. It is the objective of the Committee that the entire calculated pool be distributed to eligible Participants.
6. General Provisions
     a. No Prior Funding
     No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the Bonuses shall at all times be an unfunded and unsecured obligation of the Company and the Company shall not be required to incur indebtedness to fund the bonus pool unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.
     b. No Obligation to Employ
     Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual. Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause. This Plan is not intended to and does not create any legal rights for any employee.
     c. Amendment or Termination of Plan
     This Plan may be amended or terminated by the Board or the Committee at any time prior to payment of Bonuses hereunder.
     d. Headings
     The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
     e. Withholding of Taxes
     To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.
     f. Choice of Law
     All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California. Any Bonus will not be effective unless such Bonus is made in compliance with all applicable laws, rules and regulations.